Exhibit 99.1

Nordson Corporation Reports Fiscal Year 2019 Third Quarter Results

  Sales were $560 million
  Operating profit was $130 million, or 23 percent of sales
  EBITDA was $158 million, or 28 percent of sales
  GAAP diluted EPS was $1.62

WESTLAKE, Ohio--(BUSINESS WIRE)--August 20, 2019--Nordson Corporation (Nasdaq: NDSN) today reported results for the third quarter of fiscal year 2019. For the quarter ended July 31, 2019, sales were $560 million, which was a decrease of 4 percent compared to the prior year’s third quarter sales of $581 million. This change in third quarter 2019 sales included a decrease of 2 percent organic volume and a decrease of 2 percent related to the unfavorable effects of currency translation as compared to the prior year’s third quarter. Growth in the quarter related to the first year effect of the fiscal 2018 acquisition of Clada Medical Devices and the 2019 acquisition of Optical Control GmbH was not significant.

In the third quarter of fiscal year 2019, reported operating profit was $130 million, net income was $94 million, and GAAP diluted earnings per share were $1.62. These results include approximately $1.4 million of one-time charges associated with restructuring and the step-up in value of acquired inventory. Prior year third quarter operating profit, net income and GAAP diluted earnings per share were $138 million, $95 million and $1.61, respectively. Prior year results include approximately $1.5 million of restructuring charges. A reconciliation of GAAP diluted earnings per share to adjusted diluted earnings per share and calculations for EBITDA, adjusted EBITDA, free cash flow before dividends, and adjusted free cash flow before dividends are included in the attached financial exhibits.

Commenting on the third quarter of fiscal year 2019 performance, Michael F. Hilton, President and Chief Executive Officer through July 31, 2019, and now Senior Advisor to the Company, said, “The third quarter was weaker than expected, primarily impacted by the ongoing uncertainty related to the international trade dispute and its effect on customer investments. The softness in product lines serving electronics end markets and those within the Industrial Coatings Segment offset solid organic growth in our Adhesives Dispensing segment and the non-electronics product lines within the Advanced Technology segment. The Industrial Coatings segment sales volume was impacted by some customers moving deliveries into the fourth quarter, so we are expecting a strong fourth quarter from this segment. Even with this decline in total company sales in the quarter and the pressure from tariffs, the Nordson team held adjusted operating margin, which excludes one-time charges in both years, equal to the prior year.”

Third Quarter Segment Results

Adhesive Dispensing Systems sales increased 2 percent compared to the prior year’s third quarter, inclusive of an increase in organic volume of 4 percent and a decrease of 2 percent related to the unfavorable effects of currency translation as compared to the prior year. Reported operating margin in the segment was 31 percent in the quarter.

Advanced Technology Systems sales decreased 5 percent compared to the prior year’s third quarter, inclusive of a decrease in organic volume of 4 percent and a decrease of 1 percent related to the unfavorable effects of currency translation as compared to the prior year. In the third quarter of 2019, reported operating margin in the segment was 21 percent.

Industrial Coating Systems sales decreased 18 percent compared to the prior year’s third quarter, inclusive of a decrease in organic volume of 17 percent and a decrease of 1 percent related to the unfavorable effects of currency translation as compared to the prior year. Reported operating margin in the segment was 19 percent in the quarter.

Detailed results by operating segment and geography are included in the attached financial exhibits.

Backlog

Backlog for the quarter ended July 31, 2019 was $431 million, an increase of 3 percent compared to the same period a year ago. Impact from the Clada Medical Devices acquisition in fiscal 2018 and the fiscal 2019 acquisition of Optical Control GmbH was not significant. Backlog amounts are calculated at July 31, 2019 exchange rates.

Outlook

For the full year fiscal 2019, the company now expects flat to modest organic sales growth and unfavorable foreign currency effects of approximately 2 percent on sales as compared to the prior year. The company will remain focused on continuous improvement initiatives to offset costs and weaker than expected sales growth in order to hold or modestly improve operating margin and EBITDA margin against prior year’s performance.

Commenting on the company’s fiscal 2019 outlook, Hilton said, “As we approach the end of our fiscal year, the effect of recent macroeconomic trends has had a more significant impact than most anticipated, particularly on electronics end markets. That said, the strength of our position as a valued solutions provider to our customers combined with the diversity of our end markets gives us confidence that we will continue to drive organic growth going forward.”

Hilton continued, “On August 1, we welcomed Sundaram Nagarajan as Nordson’s new President and Chief Executive Officer. Naga hit the ground running, already traveling and getting to know our business. I believe he is the right fit to lead Nordson to continued success. It has been an honor to lead this great company, and I would like to thank our employees, shareholders and customers for their support over the past ten years.”

Nordson management will provide additional commentary on these results and outlook during a conference call Wednesday, August 21, 2019 at 8:30 a.m. eastern time which can be accessed at https://investors.nordson.com. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from Lara Mahoney, Vice President, Investor Relations and Corporate Communications at (440) 414-5639 or lara.mahoney@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation engineers, manufactures and markets differentiated products and systems used for the precision dispensing of adhesives, coatings, sealants, biomaterials, polymers, plastics and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 35 countries. Visit Nordson on the web at http://www.nordson.com, @Nordson_Corp, or www.facebook.com/nordson.

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

THIRD QUARTER PERIOD
Period Ended July 31, 2019
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME(1)
	Third Quarter		Year-to-Date
	2019	2018	2019	2018

Sales	$559,746	$581,243	$1,608,775	$1,685,373
Cost of sales	257,123	260,767	735,647	756,909
Selling & administrative expenses	172,347	182,934	529,675	542,680

Operating profit	130,276	137,542	343,453	385,784

Interest expense - net	(10,989)	(13,409)	(35,085)	(36,345)
Other income (expense) - net	210	(1,438)	(4,546)	(5,107)

Income before income taxes	119,497	122,695	303,822	344,332
Income taxes	25,569	27,811	69,404	53,658

Net Income	$93,928	$94,884	$234,418	$290,674

Return on sales	17%	16%	15%	17%
Return on average shareholders' equity	25%	27%	21%	30%

Average common shares outstanding (000's)	57,395	58,053	57,463	57,931
Average common shares and common share equivalents (000's)	58,117	58,912	58,183	58,910

Per share:

Basic earnings	$1.64	$1.63	$4.08	$5.02
Diluted earnings	$1.62	$1.61	$4.03	$4.93

Dividends paid	$.35	$.30	$1.05	$.90

Total dividends	$20,086	$17,412	$60,325	$52,109
CONSOLIDATED BALANCE SHEET
	July 31	October 31
	2019	2018

Cash and marketable securities	$147,845	$95,678
Receivables	499,981	491,423
Inventories	282,614	264,477
Other current assets	50,300	32,524
Total current assets	980,740	884,102

Property, plant & equipment - net	392,034	386,666
Other assets	2,118,764	2,150,244
	$3,491,538	$3,421,012

Notes payable and debt due within one year	$168,734	$28,734
Accounts payable and accrued liabilities	275,488	321,546
Total current liabilities	444,222	350,280

Long-term debt	1,179,872	1,285,357
Other liabilities	320,556	334,634
Total shareholders' equity	1,546,888	1,450,741
	$3,491,538	$3,421,012

Other information:

Employees	7,554	7,536

Common shares outstanding (000's)	57,488	58,037
(1) Results for the three and nine months ended July 31, 2018 have been revised to reflect the retrospective adoption of Accounting Standards Update No. 2017-07, Compensation — Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Cost ("ASU 2017-07"). The adoption of ASU 2017-07 resulted in a net increase to previously reported operating income of $2.0 million & $5.8 million for the three and nine months ended July 31, 2018, respectively, and a corresponding increase of $2.0 million & $5.8 million to other expense for the three and nine months ended July 31, 2018, respectively, with no net impact to net income or earnings per share.

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

THIRD QUARTER PERIOD
Period Ended July 31, 2019
(Unaudited)

	Third Quarter		% Growth over 2018			Year-to-Date		% Growth over 2018
SALES BY BUSINESS SEGMENT	2019	2018	Volume	Currency	Total	2019	2018	Volume	Currency	Total

Adhesive dispensing systems	$248,983	$244,728	3.7%	-2.0%	1.7%	$697,223	$704,367	2.2%	-3.2%	-1.0%
Advanced technology systems	253,098	266,595	-3.9%	-1.2%	-5.1%	736,850	789,135	-5.0%	-1.6%	-6.6%
Industrial coating systems	57,665	69,920	-16.7%	-0.8%	-17.5%	174,702	191,871	-7.2%	-1.7%	-8.9%

Total sales by business segment	$559,746	$581,243	-2.2%	-1.5%	-3.7%	$1,608,775	$1,685,373	-2.2%	-2.3%	-4.5%

	Third Quarter					Year-to-Date
OPERATING PROFIT BY BUSINESS SEGMENT(1)	2019	2018				2019	2018

Adhesive dispensing systems	$77,689	$69,268				$196,594	$193,595
Advanced technology systems	53,562	67,466				150,882	193,649
Industrial coating systems	11,122	15,633				33,108	38,228
Corporate	(12,097)	(14,825)				(37,131)	(39,688)

Total operating profit by business segment	$130,276	$137,542				$343,453	$385,784

	Third Quarter		% Growth over 2018			Year-to-Date		% Growth over 2018
SALES BY GEOGRAPHIC REGION	2019	2018	Volume	Currency	Total	2019	2018	Volume	Currency	Total

United States	$190,460	$191,512	-0.5%	-	-0.5%	$551,510	$536,164	2.9%	-	2.9%
Americas	47,040	38,911	21.5%	-0.6%	20.9%	123,159	112,149	11.7%	-1.9%	9.8%
Europe	143,449	150,710	-1.0%	-3.8%	-4.8%	425,650	447,384	0.6%	-5.5%	-4.9%
Japan	30,488	28,367	5.9%	1.6%	7.5%	89,566	127,266	-29.2%	-0.4%	-29.6%
Asia Pacific	148,309	171,743	-11.7%	-1.9%	-13.6%	418,890	462,410	-6.9%	-2.5%	-9.4%

Total Sales by Geographic Region	$559,746	$581,243	-2.2%	-1.5%	-3.7%	$1,608,775	$1,685,373	-2.2%	-2.3%	-4.5%
(1) Results for the three and nine months ended July 31, 2018 have been revised to reflect the retrospective adoption of ASU 2017-07.

NORDSON CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands except for per-share amounts)

THIRD QUARTER ENDED
Period Ended July 31, 2019
(Unaudited)

EBITDA	Third Quarter		Year-to-Date
	2019	2018	2019	2018

Net income	$93,928	$94,884	$234,418	$290,674
Adjustments:
Depreciation and amortization expense	27,843	27,321	83,331	81,037
Interest expense, net	10,989	13,409	35,085	36,345
Income taxes	25,569	27,811	69,404	53,658
EBITDA	$158,329	$163,425	$422,238	$461,714
Adjustments:
Acquisition costs and adjustments (1)	188	-	188	3,484
EBITDA As Adjusted	$158,517	$163,425	$422,426	$465,198

EBITDA per diluted share	$2.72	$2.77	$7.26	$7.84
EBITDA As Adjusted per diluted share	$2.73	$2.77	$7.26	$7.90
(1) Represents costs and adjustments associated with our 2019 and 2018 acquisitions, including accounting adjustments to inventory that were charged to cost of sales when the inventory was sold; transaction-related costs comprising of acquisition fees, legal, financial and tax due diligence expenses; and valuation costs that are required to be expensed as incurred.

EBITDA, EBITDA As Adjusted, EBITDA per diluted share and EBITDA As Adjusted per diluted share are non-GAAP financial measures used by management to evaluate the Company's ongoing operations. EBITDA is defined as earnings before interest, taxes, depreciation and amortization and EBITDA As Adjusted is defined as EBITDA plus certain acquisition costs and adjustments. EBITDA per diluted share is defined as EBITDA divided by the Company's diluted weighted average shares outstanding. EBITDA As Adjusted per diluted share is defined as EBITDA As Adjusted divided by the Company's diluted weighted average shares outstanding.
	Third Quarter		Year-to-Date
	2019	2018	2019	2018

Diluted EPS as reported (U.S. GAAP)	$1.62	$1.61	$4.03	$4.93

Short-term inventory purchase accounting adjustments	-	-	-	0.04
Severance and restructuring	0.02	0.02	0.04	0.05
U.S. Tax Reform discrete item	-	-	0.08	(0.37)
Other discrete tax items	(0.02)	(0.03)	(0.07)	(0.15)

Diluted EPS as adjusted (Non-GAAP)	$1.62	$1.60	$4.08	$4.50
Adjusted EPS is not a measurement of financial performance under GAAP, and should not be considered as an alternative to EPS determined in accordance with GAAP. Management believes that EPS as adjusted to exclude the items in the table above assist in understanding the results of Nordson Corporation. Amounts may not add due to rounding.
Free Cash Flow Before Dividends	Third Quarter		Year-to-Date
	2019	2018	2019	2018

Net income	$93,928	$94,884	$234,418	$290,674
Depreciation and amortization	27,843	27,321	83,331	81,037
Other non-cash charges	4,202	3,934	14,699	(29,269)
Changes in operating assets and liabilities	(51,454)	4,477	(96,017)	485
Net cash provided by operating activities	74,519	130,616	236,431	342,927

Additions to property, plant and equipment	(19,399)	(12,923)	(46,002)	(45,972)
Proceeds from the sale of property, plant and equipment	53	64	1,037	299

Free cash flow before dividends	$55,173	$117,757	$191,466	$297,254

Adjustments:
Acquisition costs and adjustments, net of tax(1)	146	-	146	2,630
Free cash flow before dividends, adjusted	$55,319	$117,757	$191,612	$299,884
(1) Represents costs and adjustments associated with our 2019 and 2018 acquisitions, including accounting adjustments to inventory that were charged to cost of sales when the inventory was sold; transaction-related costs comprising of acquisition fees, legal, financial and tax due diligence expenses; and valuation costs that are required to be expensed as incurred.

Free cash flow before dividends, a non-GAAP financial measure, is defined as net cash provided by operating activities less purchased property, plant and equipment and proceeds from the sale of property, plant and equipment. It is a financial measure used by management to assess its ability to generate cash in excess of its operating needs. Therefore, the Company believes this financial measure provides useful information to investors. Free cash flow before dividends is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our calculations of non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

Contacts

Lara Mahoney
Vice President,
Investor Relations & Corporate Communications
440.414.5639
Lara.Mahoney@nordson.com